Exhibit 99.1
Vail Resorts Contacts:
Investor Relations: Bo Heitz, (303) 404-1800, InvestorRelations@vailresorts.com
Media: Carol Fabrizio, (720) 524-5025, cfabrizio@vailresorts.com
Vail Resorts Reports Fiscal 2019 Third Quarter Results and Early Season Pass Sales Results
BROOMFIELD, Colo. - June 6, 2019 - Vail Resorts, Inc. (NYSE: MTN) today reported results for the third quarter of fiscal 2019 ended April 30, 2019, as well as the Company’s results of its early season pass sales for the 2019/2020 North American ski season.
Highlights

•
Net income attributable to Vail Resorts, Inc. was $292.1 million for the third fiscal quarter of 2019 compared to net income attributable to Vail Resorts, Inc. of $256.3 million in the same period in the prior year.

•
Resort Reported EBITDA was $480.7 million for the third fiscal quarter of 2019, which includes the operations for acquisitions completed during the fiscal year (Falls Creek, Hotham, Triple Peaks and Stevens Pass) prospectively from each acquisition date, and $4.9 million of acquisition and integration related expenses. In the same period in the prior year, Resort Reported EBITDA was $419.7 million, which included $3.5 million of acquisition and integration related expenses.

•
The Company updated its fiscal 2019 guidance range and is now expecting Resort Reported EBITDA, on a comparable basis with its prior guidance issued on March 8, 2019 which excluded the expected Resort Reported EBITDA contribution from the Falls Creek and Hotham resorts, to be between $700 million and $710 million. For fiscal 2019, Falls Creek and Hotham resorts are expected to contribute $2 million of Resort Reported EBITDA, including a $3 million stamp duty payment and $1 million of integration expenses. Including the impact of Falls Creek and Hotham, the Company expects Resort Reported EBITDA to be between $702 million and $712 million, which includes an estimated $16 million of acquisition, stamp duty and integration related expenses and $4 million of unfavorable foreign exchange as a result of the U.S. Dollar strengthening relative to the time of our initial guidance issued in September 2018.

•
Season pass sales through May 28, 2019 for the upcoming 2019/2020 North American ski season increased approximately 9% in units and 13% in sales dollars as compared to the period in the prior year through May 29, 2018, excluding sales of all military pass products in both periods. Pass sales include Stevens Pass and Triple Peaks pass sales in both periods and are adjusted to eliminate the impact of foreign currency by applying an exchange rate of $0.74 between the Canadian dollar and U.S. dollar to the current period and the prior period for Whistler Blackcomb pass sales.

Unless otherwise noted, the commentary on results for the quarter ended April 30, 2019 and guidance for the fiscal year ending July 31, 2019 include the results of acquisitions completed during the fiscal year prospectively from the acquisition date, which include Falls Creek and Hotham (acquired April 2019), Triple Peaks (acquired September 2018) and Stevens Pass (acquired August 2018).
Commenting on the Company’s fiscal 2019 third quarter results, Rob Katz, Chief Executive Officer, said, “We are pleased with our overall results for the quarter and for the full 2018/2019 North American ski season, with strong growth in visitation and spending compared to the prior year, including a strong finish to the season with good conditions across our western U.S. destination resorts. After the challenging early season period for destination visitation, our results for the remainder of the season were largely in line with our original expectations. Our results throughout the 2018/2019 North American ski season highlight the growth and stability resulting from our season pass, the benefit of our geographic diversification, the investments we make in our resorts and the success of our sophisticated, data-driven marketing efforts.
“Our Colorado, Utah and Tahoe resorts experienced strong local and destination visitation throughout the third fiscal quarter, supported by favorable conditions across the western U.S. which also allowed for an extension of the ski season for select resorts in Colorado and Tahoe. The Company continued experiencing relative weakness in international visitation compared to the prior year, particularly at Whistler Blackcomb.
“Total lift revenue increased 16.4%, driven by a 14.3% growth in skier visitation primarily from Triple Peaks and Stevens Pass. Total effective ticket price (“ETP”) increased 1.8% in the third quarter compared to the prior year, primarily due to price increases in both our lift ticket and season pass products, partially offset by higher skier visitation by season pass holders, lower ETP from the acquired Triple Peaks and Stevens Pass resorts and the new Military Epic Pass. Excluding season pass holders, ETP increased 5.5% compared to the prior year. The growth in visitation and spending compared to the prior year, along with the addition of Triple Peaks and Stevens Pass, drove a 9.4% increase in ski school revenue, an 11.7% increase in dining revenue and a 9.5% increase in retail/rental revenue compared to the prior year.”
Regarding the Company’s Lodging segment, Katz said, “Our lodging results for the third fiscal quarter were positive, with revenue (excluding payroll cost reimbursements) increasing 16.8% compared to the prior year primarily due to the incremental operations of Triple Peaks. The average daily rate (“ADR”) decreased compared to the prior year primarily as a result of the inclusion of the Triple Peaks resorts, as well as incremental managed Tahoe lodging properties that we did not manage in the prior year, all of which generate a lower ADR as compared to our broader Lodging segment.”
Regarding the Company’s outlook, Katz said, “Given the strong finish to the season, our successful season extensions and our continued focus on cost discipline, we now expect Resort Reported EBITDA, on a comparable basis with our prior guidance issued March 8, 2019 which excluded the expected Resort Reported EBITDA contribution from the Falls Creek and Hotham resorts, to be between $700 million and $710 million. For fiscal 2019, Falls Creek and Hotham resorts are expected to contribute approximately $2 million of Resort Reported EBITDA, including a $3 million stamp duty payment and $1 million of integration expenses. Including the impact of Falls Creek and Hotham, the Company expects net income attributable to Vail Resorts, Inc. for fiscal 2019 to be between $277 million and $297 million and Resort Reported EBITDA to be between $702 million and $712 million, which includes an estimated $16 million of acquisition, stamp duty and integration related expenses and $4 million of unfavorable foreign exchange as a result of the U.S. Dollar strengthening relative to the time of our initial guidance issued in September 2018.”
Katz continued, “Our balance sheet remains strong and the business continues to generate robust cash flow. We ended the third quarter with $59.6 million of cash on hand and our Net Debt was 1.8 times trailing twelve months Total Reported EBITDA. I am also very pleased to announce that our Board of Directors has declared a quarterly cash dividend on Vail Resorts common stock. The quarterly dividend will be $1.76 per share of common stock and will be payable on July 11, 2019, to shareholders of record on June 26, 2019.”
Operating Results
A more complete discussion of our operating results can be found within the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of the Company’s Form 10-Q for the third quarter ended April 30, 2019, which was filed today with the Securities and Exchange Commission. The discussion of operating results below compares the results for the quarter ended April 30, 2019 to the comparable quarter ended April 30, 2018 unless otherwise noted. The following are segment highlights:
Mountain Segment

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Total lift revenue increased $74.2 million, or 16.4%, to $526.9 million primarily due to strong North American pass sales growth for the 2018/2019 North American ski season, increased non-pass skier visitation at our western U.S. resorts and incremental revenue from Triple Peaks and Stevens Pass.

•
Ski school revenue increased $9.5 million, or 9.4%, and dining revenue increased $8.3 million, or 11.7%, primarily as a result of incremental revenue from Triple Peaks and Stevens Pass and increased revenue at our western U.S. resorts as a result of higher skier visitation.

•
Retail/rental revenue increased $9.9 million, or 9.5%, primarily due to higher sales volumes at stores proximate to our western U.S. resorts, as well as incremental revenue from Triple Peaks and Stevens Pass.

•
Operating expense increased $46.4 million, or 12.7%, primarily due to incremental operating expenses from Triple Peaks, Stevens Pass, Falls Creek and Hotham, including acquisition, stamp duty and integration related expenses.

•
Mountain Reported EBITDA increased $58.8 million, or 14.4%, primarily due to strong North American pass sales growth for the 2018/2019 North American ski season, the incremental operations of Triple Peaks and Stevens Pass, and strong growth in visitation and spending at our western U.S. resorts. Mountain Reported EBITDA includes $4.0 million of stock-based compensation expense for the three months ended April 30, 2019 compared to $3.8 million in the same period in the prior year.

Lodging Segment

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Lodging segment net revenue (excluding payroll cost reimbursements) increased $10.9 million, or 16.8%, primarily due to incremental revenue from the Triple Peaks resorts, incremental managed Tahoe lodging properties that we did not manage in the prior year and an increase in revenue at our lodging properties in Park City.

•
ADR decreased 3.4% at the Company’s owned hotels and managed condominiums compared to the same period in the prior year, primarily as a result of the inclusion of Triple Peaks resorts as well as incremental managed Tahoe lodging properties that we did not manage in the prior year, all of which generate a lower ADR as compared to our broader Lodging segment.

•	Lodging Reported EBITDA increased $2.2 million, or 20.5%, which includes $0.8 million of stock-based compensation expense for the both the three months ended April 30, 2019 and 2018.

•
During the third quarter of fiscal 2019, the Company sold the Village at Breckenridge Hotel for proceeds of $6.2 million, which resulted in a gain of $0.6 million, and did not impact Lodging Reported EBITDA.

Resort - Combination of Mountain and Lodging Segments

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Resort net revenue increased $116.4 million, or 13.8%, to $957.7 million primarily due to increased visitation and spending at our U.S. resorts, strong North American pass sales growth for the 2018/2019 North American ski season and incremental revenue from Triple Peaks and Stevens Pass.

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Resort Reported EBITDA was $480.7 million for the three months ended April 30, 2019, an increase of $61.0 million, or 14.5%, compared to the same period in the prior year, which includes $4.9 million of acquisition and integration related expenses and approximately $3 million of unfavorability from currency translation primarily related to operations at Whistler Blackcomb, which the Company calculated on a constant currency basis by applying current period foreign exchange rates to the prior period results.

Real Estate

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The Company closed on two land sales during the third quarter of fiscal 2019 with third party developers at Keystone (One River Run site) and Breckenridge (East Peak 8 site) for proceeds of approximately $16.0 million (received during the quarter), including $4.8 million associated with the sale of density for the Breckenridge property. The land parcel sales were accounted for as financing arrangements as a result of the Company’s continuing involvement with the underlying assets that were sold, including but not limited to, the obligation to repurchase finished commercial space from the development projects upon completion. As a result, the estimated gain of $3.6 million associated with the East Peak 8 site and the estimated $3.2 million loss associated with the One River Run site will be deferred until the Company no longer maintains continuing involvement. Both transactions will be recorded as long-term financings until the gain or loss is recognized. Additionally, the Company’s future obligation to repurchase finished commercial space in the two completed projects, as well as other related capital spending, will result in total estimated capital expenditures of up to approximately $9.5 million in future fiscal years.

•
Net Real Estate Cash Flow for the quarter was $15.4 million, an increase of $12.7 million compared to the prior year period, primarily due to the cash flows generated from the sales transactions discussed above.

Total Performance

•	Total net revenue increased $113.5 million, or 13.4%, to $958.0 million.

•
Net income attributable to Vail Resorts, Inc. was $292.1 million, or $7.12 per diluted share, for the third quarter of fiscal 2019 compared to net income attributable to Vail Resorts, Inc. of $256.3 million, or $6.17 per diluted share, in the third fiscal quarter of the prior year. Additionally, fiscal 2019 third quarter net income included the after-tax effect of acquisition and integration related expenses of approximately $4.1 million and approximately $1 million of unfavorability from currency translation primarily related to operations at Whistler Blackcomb, which the Company calculated by applying current period foreign exchange rates to the prior period results.

Return of Capital
The Company declared a quarterly cash dividend of $1.76 per share of Vail Resorts common stock that will be payable on July 11, 2019 to shareholders of record on June 26, 2019. Additionally, a Canadian dollar equivalent dividend on the exchangeable shares of Whistler Blackcomb Holdings Inc. will be payable on July 11, 2019 to shareholders of record on June 26, 2019. The exchangeable shares were issued to certain Canadian persons in connection with our acquisition of Whistler Blackcomb Holdings Inc.

Season Pass Sales
Commenting on the Company’s season pass sales for the upcoming 2019/2020 North American ski season, Katz said, “We are very pleased with the results for our season pass sales to date, which showed strong growth over the record pass sales results we saw last spring, with particular strength over the Memorial Day deadline. Pass sales through May 28, 2019 for the upcoming 2019/2020 North American ski season increased approximately 9% in units and 13% in sales dollars, as compared to the prior year period through May 29, 2018, excluding sales of all military pass products in both periods, including Stevens Pass and Triple Peaks pass sales in both periods and adjusted to eliminate the impact of foreign currency by applying an exchange rate of $0.74 between the Canadian dollar and U.S. dollar to the current period and the prior period for Whistler Blackcomb pass sales. Military pass sales are off to a strong start but remain in our verification period and we will plan to provide further updates on sales trends as the selling season progresses.”
Katz continued, “Our pass sales growth was primarily driven by strong results in our destination markets. In particular, we have very strong growth in our Northeast markets, which are benefiting from the first full year of pass sales with Stowe, Okemo and Mount Sunapee included with unlimited access on the Epic and Epic Local pass products. Our broader destination markets continue to perform well as we expand the resorts available in our network, including the addition of Sun Valley and Rusutsu, Japan this year, and through our enhanced ability to reach destination guests with our data-driven marketing. Our local markets continue to show solid growth, driven by favorable results among our local guests in the Whistler Blackcomb region, with particular strength in Seattle with the first full pass sales season with access to Stevens Pass. We are also seeing strong results from our Northern California and Utah guests, partially offset by more modest sales growth in our Colorado local market. We have seen good growth from our new Epic Day Pass, though it was not material to our overall pass sales dollar growth in the spring and we anticipate that sales of this new product will be primarily concentrated in the fall. It is important to note that as we drive more guests to purchase passes in the spring, we believe the full year pass sales dollar growth rate, excluding military pass sales, will be lower than our spring growth rate with stronger relative performance in late fall versus Labor Day due to the introduction of Epic Day Pass.”
Regarding Epic Australia Pass sales, Katz commented, “The 2019 Australia ski season kicked off early at Perisher, and we are very pleased with ongoing sales of the Epic Australia Pass, which end on June 18, 2019 and are up approximately 19% in units through June 2, 2019, as compared to the prior year period through June 3, 2018, representing another significant year of growth and over 65% growth in the past three years. This year, Epic Australia Pass sales have benefited from the addition of Rusutsu in Japan. Given the timing of the Falls Creek and Hotham transaction closing in April, we won’t see the full benefit of the Falls Creek and Hotham acquisitions until next year.”

Updated Outlook

•	Net income attributable to Vail Resorts, Inc., including the impact of Falls Creek and Hotham, is expected to be between $277 million and $297 million for fiscal 2019.

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Resort Reported EBITDA, including the impact of Falls Creek and Hotham, is expected to be between $702 million and $712 million, which includes an estimated $16 million of acquisition, stamp duty and integration related expenses and $4 million of unfavorable foreign exchange as a result of the U.S. Dollar strengthening relative to the time of our initial guidance issued in September 2018. For fiscal 2019, Falls Creek and Hotham resorts are expected to contribute approximately $2 million of Resort Reported EBITDA, including a $3 million stamp duty payment and $1 million of integration expenses. The updated outlook for fiscal year 2019 is predicated on current Canadian and Australian foreign exchange rates of $0.74 and $0.69, respectively, for each currency to the U.S. dollar for the remainder of the fiscal year.

•	Resort EBITDA Margin is expected to be approximately 31.1% in fiscal 2019 at the midpoint of our guidance range.

•	Fiscal 2019 Real Estate Reported EBITDA is expected to be between negative $5 million and negative $4 million.

The following table reflects the forecasted guidance range for the Company’s fiscal year ending July 31, 2019, for Reported EBITDA (after stock-based compensation expense) and reconciles such Reported EBITDA guidance to net income attributable to Vail Resorts, Inc. guidance for fiscal 2019.

	Fiscal 2019 Guidance
	(In thousands)
	For the Year Ending
	July 31, 2019 (6)
	Low End Range	High End Range
Mountain Reported EBITDA (1)	$673,000	$683,000
Lodging Reported EBITDA (2)	28,000	30,000
Resort Reported EBITDA (3)	702,000	712,000
Real Estate Reported EBITDA	(5,000)	(4,000)
Total Reported EBITDA	697,000	708,000
Depreciation and amortization	(219,000)	(215,000)
Interest expense, net	(80,000)	(77,000)
Other (4)	(8,800)	(6,300)
Income before provision for income taxes	389,200	409,700
Provision for income taxes (5)	(88,200)	(92,700)
Net income	301,000	317,000
Net income attributable to noncontrolling interests	(24,000)	(20,000)
Net income attributable to Vail Resorts, Inc.	$277,000	$297,000

(1) Mountain Reported EBITDA includes approximately $16 million of acquisition, stamp duty and integration related expenses specific to Triple Peaks, Stevens Pass, Stowe, Falls Creek and Hotham. Mountain Reported EBITDA also includes approximately $17 million of stock-based compensation.

(2) Lodging Reported EBITDA includes approximately $3 million of stock-based compensation.
(3) The Company provides Reported EBITDA ranges for the Mountain and Lodging segments, as well as for the two combined. The low and high of the expected ranges provided for the Mountain and Lodging segments, while possible, do not sum to the high or low end of the Resort Reported EBITDA range provided because we do not expect or assume that we will hit the low or high end of both ranges.

(4) Our guidance includes certain known changes in the fair value of the contingent consideration based solely on the passage of time and resulting impact on present value. Guidance excludes any change based upon, among other things, financial projections including long-term growth rates for Park City, which such change may be material. Separately, the intercompany loan associated with the Whistler Blackcomb transaction requires foreign currency remeasurement to Canadian dollars, the functional currency of Whistler Blackcomb. Our guidance excludes any forward looking change related to foreign currency gains or losses on the intercompany loans, which such change may be material.

(5) The fiscal 2019 provision for income taxes may be impacted by excess tax benefits primarily resulting from vesting and exercises of equity awards. Our fiscal 2019 estimated provision for income taxes does not include the impact, if any, of unknown future exercises of employee equity awards, which could have a material impact given that a significant portion of our awards are in-the-money.

(6) Guidance estimates are predicated on an exchange rate of $0.74 between the Canadian Dollar and U.S. Dollar, related to the operations of Whistler Blackcomb in Canada and an exchange rate of $0.69 between the Australian Dollar and U.S. Dollar, related to the operations of Perisher in Australia.

Earnings Conference Call
The Company will conduct a conference call today at 5:00 p.m. eastern time to discuss the financial results. The call will be webcast and can be accessed at www.vailresorts.com in the Investor Relations section, or dial (800) 239-9838 (U.S. and Canada) or (323) 794-2551 (international). A replay of the conference call will be available two hours following the conclusion of the conference call through June 20, 2019, at 8:00 p.m. eastern time. To access the replay, dial (888) 203-1112 (U.S. and Canada) or (719) 457-0820 (international), pass code 1339656. The conference call will also be archived at www.vailresorts.com.
About Vail Resorts, Inc. (NYSE: MTN)
Vail Resorts, Inc., through its subsidiaries, is the leading global mountain resort operator. The Company's subsidiaries operate 17 world-class mountain resorts and three urban ski areas, including Vail, Beaver Creek, Breckenridge, Keystone and Crested Butte in Colorado; Park City in Utah; Heavenly, Northstar and Kirkwood in the Lake Tahoe area of California and Nevada; Whistler Blackcomb in British Columbia, Canada; Stowe and Okemo in Vermont; Mount Sunapee in New Hampshire; Stevens Pass in Washington; Perisher in New South Wales, Australia; Falls Creek and Hotham in Victoria, Australia; Wilmot Mountain in Wisconsin; Afton Alps in Minnesota and Mt. Brighton in Michigan. Vail Resorts owns and/or manages a collection of casually elegant hotels under the RockResorts brand, as well as the Grand Teton Lodge Company in Jackson Hole, Wyoming. Vail Resorts Development Company is the real estate planning and development subsidiary of Vail Resorts, Inc. Vail Resorts is a publicly held company traded on the New York Stock Exchange (NYSE: MTN). The Vail Resorts company website is www.vailresorts.com and consumer website is www.snow.com.
Forward-Looking Statements
Certain statements discussed in this press release and on the conference call, other than statements of historical information, are forward-looking statements within the meaning of the federal securities laws, including our expectations regarding our fiscal 2019 performance, including our expected net income, Resort Reported EBITDA, the Resort Reported EBITDA that Falls Creek and Hotham are expected to contribute; Resort EBITDA margin and Real Estate Reported EBITDA; our expectations related to the Keystone and Breckenridge land sales made during the quarter; the payment of dividends; our expected capital projects; and sales patterns and expectations related to our season pass products. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include but are not limited to prolonged weakness in general economic conditions, including adverse effects on the overall travel and leisure related industries; unfavorable weather conditions or the impact of natural disasters; risks related to our reliance on information technology, including our failure to maintain the integrity of our customer or employee data; risks related to cyber-attacks; willingness of our guests to travel due to terrorism, the uncertainty of military conflicts or outbreaks of contagious diseases, and the cost and availability of travel options and changing consumer preferences; the seasonality of our business combined with adverse events that occur during our peak operating periods; competition in our mountain and lodging businesses; high fixed cost structure of our business; our ability to fund resort capital expenditures; risks related to a disruption in our water supply that would impact our snowmaking capabilities and operations; our reliance on government permits or approvals for our use of public land or to make operational and capital improvements; risks associated with obtaining governmental or third party approvals; risks related to federal, state, local and foreign government laws, rules and regulations; risks related to changes in security and privacy laws and regulations which could increase our operating costs and adversely affect our ability to market our products and services effectively; our ability to hire and retain a sufficient seasonal workforce; risks related to our workforce, including increased labor costs; loss of key personnel; adverse consequences of current or future legal claims; a deterioration in the quality or reputation of our brands, including our ability to protect our intellectual property and the risk of accidents at our mountain resorts; our ability to successfully integrate acquired businesses, or that acquired businesses may fail to perform in accordance with expectations, including Triple Peaks, Stevens Pass, Falls Creek, Hotham or future acquisitions; our ability to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, with respect to acquired businesses; risks associated with international operations; fluctuations in foreign currency exchange rates where the Company has foreign currency exposure, primarily the Canadian and Australian dollars; changes in accounting judgments and estimates, accounting principles, policies or guidelines or adverse determinations by taxing authorities; risks associated with uncertainty of the impact of recently enacted tax reform legislation in the United States; a materially adverse change in our financial condition; and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2018, which was filed on September 28, 2018.
All forward-looking statements attributable to us or any persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. All guidance and forward-looking statements in this press release are made as of the date hereof and we do not undertake any obligation to update any forecast or forward-looking statements whether as a result of new information, future events or otherwise, except as may be required by law.
Statement Concerning Non-GAAP Financial Measures
When reporting financial results, we use the terms Resort Reported EBITDA, Total Reported EBITDA, Resort EBITDA Margin, Net Debt and Net Real Estate Cash Flow, which are not financial measures under accounting principles generally accepted in the United States of America (“GAAP”). Resort Reported EBITDA, Total Reported EBITDA, Resort EBITDA Margin, Net Debt and Net Real Estate Cash Flow should not be considered in isolation or as an alternative to, or substitute for, measures of financial performance or liquidity prepared in accordance with GAAP. In addition, we report segment Reported EBITDA (i.e. Mountain, Lodging and Real Estate), the measure of segment profit or loss required to be disclosed in accordance with GAAP.

Accordingly, these measures may not be comparable to similarly-titled measures of other companies. Additionally, with respect to discussion of impacts from currency, the Company calculates the impact by applying current period foreign exchange rates to the prior period results, as the Company believes that comparing financial information using comparable foreign exchange rates is a more objective and useful measure of changes in operating performance.
Reported EBITDA (and its counterpart for each of our segments) has been presented herein as a measure of the Company’s performance. The Company believes that Reported EBITDA is an indicative measurement of the Company’s operating performance, and is similar to performance metrics generally used by investors to evaluate other companies in the resort and lodging industries. The Company defines Resort EBITDA Margin as Resort Reported EBITDA divided by Resort net revenue. The Company believes Resort EBITDA Margin is an important measurement of operating performance. The Company believes that Net Debt is an important measurement of liquidity as it is an indicator of the Company’s ability to obtain additional capital resources for its future cash needs. Additionally, the Company believes Net Real Estate Cash Flow is important as a cash flow indicator for its Real Estate segment. See the tables provided in this release for reconciliations of our measures of segment profitability and non-GAAP financial measures to the most directly comparable GAAP financial measures.

Vail Resorts, Inc.
Consolidated Condensed Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended April 30,		Nine Months Ended April 30,
	2019	2018	2019	2018
Net revenue:
Mountain and Lodging services and other	$800,816	$700,033	$1,631,957	$1,437,753
Mountain and Lodging retail and dining	156,930	141,318	395,017	358,253
Resort net revenue	957,746	841,351	2,026,974	1,796,006
Real Estate	241	3,140	595	3,910
Total net revenue	957,987	844,491	2,027,569	1,799,916
Segment operating expense:
Mountain and Lodging operating expense	349,647	301,760	894,392	780,539
Mountain and Lodging retail and dining cost of products sold	59,615	54,289	157,996	147,205
General and administrative	68,213	66,181	209,954	194,780
Resort operating expense	477,475	422,230	1,262,342	1,122,524
Real Estate operating expense, net	1,382	(597)	4,141	2,301
Total segment operating expense	478,857	421,633	1,266,483	1,124,825
Other operating (expense) income:
Depreciation and amortization	(55,260)	(54,104)	(161,541)	(154,132)
Gain on sale of real property	268	—	268	515
Change in estimated fair value of contingent consideration	(1,567)	2,454	(3,467)	2,454
Gain (loss) on disposal of fixed assets and other, net	27	(3,230)	505	(2,125)
Income from operations	422,598	367,978	596,851	521,803
Mountain equity investment income, net	445	607	1,555	1,094
Investment income and other, net	1,727	736	2,697	1,516
Foreign currency loss on intercompany loans	(3,319)	(9,502)	(5,180)	(6,511)
Interest expense, net	(19,575)	(15,648)	(59,215)	(46,795)
Income before (provision) benefit from income taxes	401,876	344,171	536,708	471,107
(Provision) benefit from income taxes	(93,346)	(71,896)	(120,914)	17,914
Net income	308,530	272,275	415,794	489,021
Net income attributable to noncontrolling interests	(16,396)	(16,023)	(25,106)	(25,463)
Net income attributable to Vail Resorts, Inc.	$292,134	$256,252	$390,688	$463,558
Per share amounts:
Basic net income per share attributable to Vail Resorts, Inc.	$7.26	$6.34	$9.68	$11.48
Diluted net income per share attributable to Vail Resorts, Inc.	$7.12	$6.17	$9.48	$11.13
Cash dividends declared per share	$1.76	$1.47	$4.70	$3.576
Weighted average shares outstanding:
Basic	40,255	40,438	40,364	40,374
Diluted	41,020	41,545	41,201	41,641

Vail Resorts, Inc. Consolidated Condensed Statements of Operations - Other Data (In thousands) (Unaudited)
	Three Months Ended April 30,		Nine Months Ended April 30,
	2019	2018	2019	2018

Other Data:
Mountain Reported EBITDA	$468,089	$409,253	$743,907	$656,078
Lodging Reported EBITDA	12,627	10,475	22,280	18,498
Resort Reported EBITDA	480,716	419,728	766,187	674,576
Real Estate Reported EBITDA	(873)	3,737	(3,278)	2,124
Total Reported EBITDA	$479,843	$423,465	$762,909	$676,700
Mountain stock-based compensation	$4,049	$3,827	$12,258	$11,613
Lodging stock-based compensation	790	773	2,413	2,383
Resort stock-based compensation	4,839	4,600	14,671	13,996
Real Estate stock-based compensation	47	44	115	60
Total stock-based compensation	$4,886	$4,644	$14,786	$14,056

Vail Resorts, Inc.
Mountain Segment Operating Results
(In thousands, except Effective Ticket Price (“ETP”))
(Unaudited)

	Three Months Ended April 30,		Percentage Increase	Nine Months Ended April 30,		Percentage Increase
	2019	2018	(Decrease)	2019	2018	(Decrease)
Net Mountain revenue:
Lift	$526,881	$452,723	16.4%	$999,124	$860,103	16.2%
Ski school	110,755	101,213	9.4%	207,271	185,767	11.6%
Dining	78,928	70,678	11.7%	162,629	142,890	13.8%
Retail/rental	114,082	104,162	9.5%	285,860	265,015	7.9%
Other	47,252	43,748	8.0%	144,093	137,776	4.6%
Total Mountain net revenue	877,898	772,524	13.6%	1,798,977	1,591,551	13.0%
Mountain operating expense:
Labor and labor-related benefits	168,144	147,722	13.8%	417,212	365,618	14.1%
Retail cost of sales	38,191	34,944	9.3%	104,328	98,425	6.0%
Resort related fees	49,725	46,021	8.0%	92,919	83,404	11.4%
General and administrative	58,402	56,473	3.4%	178,952	165,406	8.2%
Other	95,792	78,718	21.7%	263,214	223,714	17.7%
Total Mountain operating expense	410,254	363,878	12.7%	1,056,625	936,567	12.8%
Mountain equity investment income, net	445	607	26.7%	1,555	1,094	42.1%
Mountain Reported EBITDA	$468,089	$409,253	14.4%	$743,907	$656,078	13.4%

Total skier visits	7,183	6,283	14.3%	14,211	11,914	19.3%
ETP	$73.35	$72.06	1.8%	$70.31	$72.19	(2.6)%

Vail Resorts, Inc.
Lodging Operating Results
(In thousands, except Average Daily Rate (“ADR”) and Revenue per Available Room (“RevPAR”))
(Unaudited)

	Three Months Ended April 30,		Percentage Increase	Nine Months Ended April 30,		Percentage Increase
	2019	2018	(Decrease)	2019	2018	(Decrease)
Lodging net revenue:
Owned hotel rooms	$12,352	$12,518	(1.3)%	$43,499	$43,506	—%
Managed condominium rooms	30,671	24,604	24.7%	69,835	58,133	20.1%
Dining	11,067	8,660	27.8%	37,385	32,409	15.4%
Transportation	8,578	8,164	5.1%	18,774	18,177	3.3%
Golf	—	—	—%	9,628	8,903	8.1%
Other	13,278	11,074	19.9%	37,697	32,626	15.5%
	75,946	65,020	16.8%	216,818	193,754	11.9%
Payroll cost reimbursements	3,902	3,807	2.5%	11,179	10,701	4.5%
Total Lodging net revenue	79,848	68,827	16.0%	227,997	204,455	11.5%
Lodging operating expense:
Labor and labor-related benefits	32,396	27,318	18.6%	98,020	86,966	12.7%
General and administrative	9,811	9,708	1.1%	31,002	29,374	5.5%
Other	21,112	17,519	20.5%	65,516	58,916	11.2%
	63,319	54,545	16.1%	194,538	175,256	11.0%
Reimbursed payroll costs	3,902	3,807	2.5%	11,179	10,701	4.5%
Total Lodging operating expense	67,221	58,352	15.2%	205,717	185,957	10.6%
Lodging Reported EBITDA	$12,627	$10,475	20.5%	$22,280	$18,498	20.4%

Owned hotel statistics:
ADR	$291.68	$291.94	(0.1)%	$257.83	$257.27	0.2%
RevPAR	$206.41	$198.97	3.7%	$177.42	$175.73	1.0%
Managed condominium statistics:
ADR	$403.04	$428.57	(6.0)%	$355.74	$369.54	(3.7)%
RevPAR	$167.49	$185.54	(9.7)%	$125.42	$135.12	(7.2)%
Owned hotel and managed condominium statistics (combined):
ADR	$376.83	$389.90	(3.4)%	$324.21	$327.86	(1.1)%
RevPAR	$173.45	$188.23	(7.9)%	$135.60	$144.87	(6.4)%

Key Balance Sheet Data
(In thousands)
(Unaudited)

	As of April 30,
	2019	2018
Real estate held for sale and investment	$101,251	$99,623
Total Vail Resorts, Inc. stockholders’ equity	$1,666,359	$1,770,673
Long-term debt, net	$1,310,870	$1,078,005
Long-term debt due within one year	48,504	38,444
Total debt	1,359,374	1,116,449
Less: cash and cash equivalents	59,636	181,597
Net debt	$1,299,738	$934,852

Reconciliation of Measures of Segment Profitability and Non-GAAP Financial Measures

Presented below is a reconciliation of Reported EBITDA to net income attributable to Vail Resorts, Inc. for the three and nine months ended April, 2019 and 2018.

	(In thousands) (Unaudited)		(In thousands) (Unaudited)
	Three Months Ended April 30,		Nine Months Ended April 30,
	2019	2018	2019	2018
Mountain Reported EBITDA	$468,089	$409,253	$743,907	$656,078
Lodging Reported EBITDA	12,627	10,475	22,280	18,498
Resort Reported EBITDA*	480,716	419,728	766,187	674,576
Real Estate Reported EBITDA	(873)	3,737	(3,278)	2,124
Total Reported EBITDA	479,843	423,465	762,909	676,700
Depreciation and amortization	(55,260)	(54,104)	(161,541)	(154,132)
Gain (loss) on disposal of fixed assets and other, net	27	(3,230)	505	(2,125)
Change in estimated fair value of contingent consideration	(1,567)	2,454	(3,467)	2,454
Investment income and other, net	1,727	736	2,697	1,516
Foreign currency loss on intercompany loans	(3,319)	(9,502)	(5,180)	(6,511)
Interest expense, net	(19,575)	(15,648)	(59,215)	(46,795)
Income before (provision) benefit from income taxes	401,876	344,171	536,708	471,107
(Provision) benefit from income taxes	(93,346)	(71,896)	(120,914)	17,914
Net income	308,530	272,275	415,794	489,021
Net income attributable to noncontrolling interests	(16,396)	(16,023)	(25,106)	(25,463)
Net income attributable to Vail Resorts, Inc.	$292,134	$256,252	$390,688	$463,558

* Resort represents the sum of Mountain and Lodging

Presented below is a reconciliation of Total Reported EBITDA to net income attributable to Vail Resorts, Inc. calculated in accordance with GAAP for the twelve months ended April 30, 2019.

(In thousands) (Unaudited)
Twelve Months Ended
April 30, 2019
Mountain Reported EBITDA	$679,434
Lodging Reported EBITDA	28,788
Resort Reported EBITDA*	708,222
Real Estate Reported EBITDA	(4,445)
Total Reported EBITDA	703,777
Depreciation and amortization	(211,871)
Loss on disposal of fixed assets and other, net	(1,990)
Change in estimated fair value of contingent consideration	(4,067)
Investment income and other, net	3,125
Foreign currency loss on intercompany loans	(7,635)
Interest expense, net	(75,646)
Income before provision for income taxes	405,693
Provision for income taxes	(77,690)
Net income	328,003
Net income attributable to noncontrolling interests	(20,975)
Net income attributable to Vail Resorts, Inc.	$307,028

* Resort represents the sum of Mountain and Lodging

The following table reconciles Net Debt to long-term debt, net and the calculation of Net Debt to Total Reported EBITDA for the twelve months ended April 30, 2019.

	In thousands) (Unaudited) (As of April 30, 2019)
Long-term debt, net	$1,310,870
Long-term debt due within one year	48,504
Total debt	1,359,374
Less: cash and cash equivalents	59,636
Net debt	$1,299,738
Net debt to Total Reported EBITDA	1.8	x

The following table reconciles Real Estate Reported EBITDA to Net Real Estate Cash Flow for the three and nine months ended April 30, 2019 and 2018.

	(In thousands) (Unaudited) Three Months Ended April 30,		(In thousands) (Unaudited) Nine Months Ended April 30,
	2019	2018	2019	2018
Real Estate Reported EBITDA	$(873)	$3,737	$(3,278)	$2,124
Non-cash Real Estate cost of sales	—	3,271	—	3,750
Non-cash Real Estate stock-based compensation	47	44	115	60
One-time charge for Real Estate contingency	—	(4,300)	—	(4,300)
Proceeds received from sales transactions accounted for as financings	11,150	—	11,150	—
Change in real estate deposits and recovery of previously incurred project costs/land basis less investments in real estate	5,113	(1)	5,205	(242)
Net Real Estate Cash Flow	$15,437	$2,751	$13,192	$1,392

The following table reconciles Resort net revenue to Resort EBITDA Margin for fiscal 2019 guidance.

(In thousands) (Unaudited) Fiscal 2019 Guidance (2)
Resort net revenue (1)	$2,270,000
Resort Reported EBITDA (1)	$707,000
Resort EBITDA margin	31.1%

(1) Resort represents the sum of Mountain and Lodging
(2) Represents the mid-point range of Guidance